Exhibit 3.340

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WASHINGTON HILTON, L.L.C.

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of WASHINGTON HILTON, L.L.C., a New York limited liability company (the “Company”), is adopted as of the 10th day of September, 2014, by Hilton Worldwide, Inc., a Delaware corporation, the sole member of the Company (“Member”).

WHEREAS, the Company was formed on November 27, 1996, by the filing of the Certificate of Conversion of Washington Hilton Joint Venture to a Limited Liability Company with the Department of State of the State of New York under Section 203 of the New York Limited Liability Company Law (Consol. 2006) (the New York Limited Liability Company Law, as amended from time to time, and any successor to such statute, the “Act”);

WHEREAS, the Company is currently governed by the Conversion and Limited Liability Company Agreement dated as of November 27, 1996 (the “Existing Agreement”); and

WHEREAS, the Member desires to amend and restate the Existing Agreement in its entirety.

NOW, THEREFORE, the Existing Agreement is hereby amended and restated to read in its entirety as follows:

1. Name. The name of the Company is Washington Hilton LLC.

2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

3. Registered Office. The registered office of the Company in the State of New York is 80 State Street, Albany, NY 12207.

4. Registered Agent. The Secretary of State of the State of New York is designated as the agent of the Company upon whom process against it may be served, and the post office address, within or without New York, to which the Secretary of State shall mail a copy of any process against the Company is Corporation Service Company.

5. Members. The names and the addresses of the Member are set forth on Schedule A, as may be amended.

6. Management. Management of the Company is vested exclusively in the Member. The Member is Hilton Worldwide, Inc. Any decision or action to be taken by the Company shall require the prior unanimous approval of all the Members.

7. Officers. The Member, on behalf of the Company, may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business, including employees and agents who may be designated as officers with titles, including, but not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “director” and “chief financial officer”.

8. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon a decision made at any time by the Member to dissolve the Company. In the absence of such a decision by the Member, the Company shall be dissolved and its affairs wound up as specifically required by the Act.

9. Liquidation. Upon dissolution pursuant to Section 8, the Company’s business and assets shall be liquidated in an orderly manner. The Member, or its designee, shall be the liquidators to wind up the affairs of the Company. In performing their duties, the liquidators are authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any manner that the liquidators shall determine.

10. Capital Contributions; Percentage Interest. The Member shall make an initial capital contribution to the Company in an amount approved by the Member. No Member shall be required or permitted to make any additional contributions. The percentage interest of each Member in the Company shall be as set forth on Schedule A, as amended from time to time.

11. Profits and Losses. All items of income, gain, loss, deductions and credit for tax purposes shall be allocated to each Member pro rata in accordance with such Member’s percentage interest in the Company as set forth on Schedule A, as amended from time to time.

12. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts agreed upon by the Member.

13. Restrictions on Transfer. No Member may sell, assign, dispose of, or otherwise transfer all or any part of its membership interest or economic interest in the Company at any time without the consent of all of the other Members.

14. Admission of Additional or Substitute Members. Additional Members may be admitted to the Company at any time with the approval of all of the other Member(s). Substitute Members may be admitted to the Company at any time with the approval of all of the other Member(s).

15. Liability of Members. No Member shall have any liability for the obligations or liabilities of the Company except to the extent expressly provided in the Act.

16. Indemnification. The Company (the “Indemnitor”) shall indemnify and hold harmless the Member, its affiliates and subsidiaries, and all officers, directors, partners, employees, and agents of any of the foregoing (each, an “Indemnitee”) to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising from, or in connection with, the performance of any action by such Indemnitee for, on behalf of, or otherwise in connection with, the Company.

17. Amendments. This Agreement may be amended only by written instrument executed by the Member.

18. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member.

19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, with all rights and remedies hereunder being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement.

Sole Member:

HILTON WORLDWIDE, INC., a Delaware Corporation

/s/ W. Steven Standefer

W. Steven Standefer, Senior Vice President

Schedule A

Member	Percentage Interest
Hilton Worldwide, Inc.	100%

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